Exhibit 99.1

Zumiez Inc. Reports October 2008 Sales Results

Net Sales Increased 1.2% to $25.0 Million

October 2008 Comparable Store Sales Decreased 13.1%

Announces Preliminary Third Quarter Earnings to be In the Range of $0.22 to $0.23 Per Share

Updates Fourth Quarter Same Store Sales Guidance and Updates Full Year Earnings Guidance

EVERETT, Wash.--(BUSINESS WIRE)--November 5, 2008--Zumiez Inc. (NASDAQ: ZUMZ) today a leading specialty retailer of action sports related apparel, footwear, equipment and accessories, today announced the company's comparable store sales decreased 13.1% for the four-week period ended November 1, 2008, versus a comparable store sales increase of 5.1% in the year ago period ended November 3, 2007. Total net sales for the four-week period ended November 1, 2008 increased 1.2% to $25.0 million, compared to $24.7 million for the four-week period ended November 3, 2007.

For the fiscal third quarter ended November 1, 2008, the company expects to report diluted earnings per share in the range of $0.22 to $0.23 per share, versus diluted earnings per share of $0.28 in the third quarter last year. The Company expects to release its fiscal 2008 third quarter sales and earnings on November 20, 2008.

“Given the increasingly difficult consumer environment and the associated highly promotional retail atmosphere we experienced weakening sales and product margins that were below our August and year-to-date trend of negative 1% and the expectations we shared with you at our second quarter earnings release,” commented Rick Brooks, Chief Executive Officer of Zumiez. “As we look to the future, it is difficult to predict how the consumer will respond this holiday season due to extraordinary recent macroeconomic events and record low consumer confidence, therefore we have lowered our fourth quarter sales and earnings expectations. We are scrutinizing business trends closely and believe we are making appropriate modifications to our capital expenditures, inventory and expense structure to weather this very difficult operating environment. Our current expectation is we will have at least $75 million in cash and marketable securities and no debt at the end of fiscal 2008.”

“Looking beyond fiscal 2008, we believe fiscal 2009 will be challenging as well so we are lowering our inventory commitments, reducing our historical new store growth of twenty percent to no more than fifteen percent and plan to reduce our capital expenditures in 2009 to approximately $28 million. We believe these actions will allow us to make the appropriate investments in our business, while protecting our financial position. We believe long-term growth is achievable because our business model is sufficiently differentiated, our team is strong and we remain well capitalized.”

The Company is lowering fiscal 2008 fourth quarter comparable store sales guidance from a negative low single digit decrease to a negative mid-teen decrease over the fiscal 2007 fourth quarter. Zumiez also updated its outlook for diluted earnings per share for the fiscal year ending January 31, 2009 to be in the range of $0.52 to $0.57, due to the lowered sales and product margin expectations.

To hear the Zumiez prerecorded October sales message, please dial (585) 295-6795 (no passcode is required).

This guidance is based on our current expectations and includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. Although the Company believes there to be a reasonable basis for these forward-looking statements, it can give no assurance that its expectations will prove to be correct. The company reminds investors of the difficulty of accurately assessing future growth given the unpredictability of fashion trends and consumer preferences, boardsports’ popularity and participation rates, general economic conditions, weather, and other business variables and risks. Please also refer to the Safe Harbor Statement at the end of this press release.

About Zumiez Inc.

Zumiez is a leading specialty retailer of action sports related apparel, footwear, equipment and accessories. Our stores cater to young men and women between ages 12-24, focusing on skateboarding, surfing, snowboarding, motocross and BMX. As of November 1, 2008 we operate 340 stores, which are primarily located in shopping malls and our web site address is www.zumiez.com.

Safe Harbor Statement

Certain statements in this press release and oral statements relating thereto made from time to time by representatives of the company may constitute forward-looking statements for purposes of the safe harbor provisions under the Private Securities Litigation Reform Act of 1995. These statements include, without limitation, predictions and guidance relating to the company's future financial performance, brand and product category diversity, ability to adjust product mix, integration of acquired businesses, growing customer demand for our products and new store openings. In some cases, you can identify forward-looking statements by terminology such as, "may," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue," or the negative of these terms or other comparable terminology. These forward-looking statements are based on management's current expectations but they involve a number of risks and uncertainties. Actual results and the timing of events could differ materially from those anticipated in the forward-looking statements as a result of risks and uncertainties, which include, without limitation, those described in the company’s quarterly report on Form 10-Q for the quarter ended August 2, 2008 as filed with the Securities and Exchange Commission and available at www.sec.gov. You are urged to consider these factors carefully in evaluating the forward-looking statements herein and are cautioned not to place undue reliance on such forward-looking statements, which are qualified in their entirety by this cautionary statement. The forward-looking statements speak only as of the date on which they are made and the company undertakes no obligation to publicly update such forward-looking statements to reflect subsequent events or circumstances.

CONTACT:
Zumiez Inc.
Trevor Lang, 425-551-1500 ext. 1564
Chief Financial Officer
or
Investors:
Integrated Corporate Relations
Chad Jacobs / Brendon Frey, 203-682-8200